Exhibit 99.1

Nortech Systems Names Andrew LaFrence CFO and Senior Vice President of Finance

MINNEAPOLIS - Nortech Systems, Inc., (Nasdaq: NSYS), a leading provider of engineering and manufacturing solutions for complex electromedical and electromechanical products announced today Andrew LaFrence has been named CFO and Senior Vice President of Finance.

“We are delighted to welcome Andy to the Nortech Systems team,” said Jay D. Miller, President and CEO of Nortech Systems. “Andy brings a wealth of experience and knowledge to the role, and I am confident he will be a great asset to our organization. Andy brings strategic expertise well beyond finance and accounting. The Nortech leadership team and board of directors are thrilled to have him on the Nortech team.”

In his new role, LaFrence will be responsible for overseeing the company’s financial operations, including Nortech’s financial planning and accounting practices as well as its relationship with lending institutions, shareholders, the financial community and external auditors and tax advisors. LaFrence will work closely with Nortech’s senior leadership team and board of directors to direct the strategic focus, manage risk plus identify areas of opportunity and investment for the organization. LaFrence brings extensive strategic business planning experience and has provided executive leadership to the finance function with two public and several private companies.

In recent years, Nortech's strategic investments in the U.S., Mexico and China coupled with important measures to focus on growing EBITDA while developing research and innovation have diversified the company's capabilities and improved efficiencies to enhance profitability and support future growth. Nortech specializes in complex cable harnesses, printed circuit board assemblies (PCBAs) and box builds for low-volume, high-mix global manufacturing.

“I am excited to join Nortech Systems and help the company continue to grow and expand its capabilities,” said LaFrence. “I look forward to working with the company’s exceptional team to ensure its financial success.”

Nortech's 30-year history and rapidly growing expertise in digital connectivity and data management helps its customers stay competitive today and well into the future. With the addition of Mr. LaFrence to the team, Nortech Systems is well-positioned to continue its success and growth.

About Nortech Systems Incorporated

Nortech Systems is a leading provider of design and manufacturing solutions for complex electromedical devices, electromechanical systems, assemblies, and components. Nortech Systems primarily serves the medical, aerospace & defense, and industrial markets. Its design services span concept development to commercial design, and include medical device, software, electrical, mechanical, and biomedical engineering. Its manufacturing and supply chain capabilities are vertically integrated around wire/cable/interconnect assemblies, printed circuit board assemblies, as well as system-level assembly, integration, and final test. Headquartered in Maple Grove, Minn., Nortech currently has seven manufacturing locations and design centers across the U.S., Latin America, and Asia. Nortech Systems is traded on the NASDAQ Stock Market under the symbol NSYS. Nortech's website is www.nortechsys.com.

For information:

Andrew D. C. LaFrence

Chief Financial Officer and Senior Vice President of Finance
alafrence@nortechsys.com
612-802-9299